EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Intrexon Corporation of our report dated March 18, 2013, relating to our audit of the financial statements of ZIOPHARM Oncology, Inc., appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 18, 2013 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ McGladrey LLP

Boston, Massachusetts

July 9, 2013